THERMOGENESIS REPORTS FIRST QUARTER 2009 RESULTS

RANCHO CORDOVA, CA, (November 6, 2008)—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store adult stem cells, today reported results for the first quarter of fiscal 2009.

Revenues for the quarter ended September 30, 2008, were $4.5 million, a 24 percent increase over revenues of $3.6 million in the first quarter a year ago. Disposable revenues were $2.1 million versus $1.9 million in the first quarter of fiscal 2008.

The Company reported a net loss of $2.7 million, or $0.05 per share, compared with a net loss of $2.3 million, or $0.04 per share, in the same period a year ago. The results for both periods include stock-based compensation expense of $123,000 and $628,000, respectively.

The company’s results for the quarter reflect an accrual of $520,000 included in cost of revenues resulting from a voluntary recall of certain lots of AXP disposable bag sets as they may contain particulates that may be released into the sterile, non-pyrogenic fluid path. This recall was not a result of any reports of patient safety issues. The Company’s recall plan is being filed this week and is subject to approval by the FDA. The Company believes that it has adequately accrued for the costs related to this plan, but the estimate may change depending on the discussions with the FDA. As part of the recall plan, the Company will provide customers a blood filter to be used, as necessary, with any bag already processed.

The Company ended the first quarter of fiscal 2009 with $22.3 million in cash and short-term investments, compared to $25.3 million at the end of fiscal 2008. Total backlog at the end of the first quarter of fiscal 2009 was $1.8 million, versus $5.5 million in the same period a year ago.

“Our revenues reflect increased sales of and improved pricing for our BioArchive® System and AXP™ AutoXpress Platform (AXP™) devices and disposable bag sets. In addition, we were able to reduce our operating expense by almost $1 million versus the fourth quarter of last year as we implemented programs designed to achieve profitability during the current fiscal year,” said Dr. William Osgood, Chief Executive Officer.

Osgood said that sales of AXP bag sets during the first quarter of fiscal 2009 were impacted by short-term delays in shipments of AXP devices due to a flawed supplier component, and because the Company filled nearly its entire AXP bag set backlog during the prior quarter.

“We continue to be excited about the distribution agreement with Celling Technologies, a subsidiary of Spine-Smith, LLC, for our MarrowXpress™ (MXP™) that we announced last quarter. Celling will be using the MXP for bone marrow stem cell processing in orthopedic surgeries. We expect to see initial revenues during the current quarter from this agreement,” Osgood noted.

With respect to fiscal 2009, the Company said it now expects overall revenue growth to be 10-20 percent versus fiscal 2008. This compares to prior guidance for revenue growth of 30-35 percent, reflecting a refined strategy for the Company’s Vantus subsidiary that will now focus initially on the Company’s Res-Q™, a point-of-care solution for bone marrow processing and concentrating platelets from peripheral blood. The Company continues to expect gross margin improvement during the year with fourth quarter 2009 gross margin expected to exceed 40 percent. The company said that it expects to be profitable in the fourth quarter, based on its ability to add new AXP customers, initiate a successful market launch of MXP and Res-Q, and continue aggressive management of expenses in proportion with expected decreases in forecasted revenue.

Company’s Conference Call and Webcast

Management will host a conference call today at 2:00 PM Pacific (5:00 PM Eastern) to review the fiscal first quarter financial results.

Conference call details:
Dial-in (U.S.):	1-800-860-2422
Dial-in (International):	1-412-858-4600
Conference name:	“ThermoGenesis”

To listen to the audio webcast of the call during or after the event, please visit http://www.thermogenesis.com/investors-webcasts-and-calls.aspx.

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.

To Access the replay:
Access number (U.S):	1-877-344-7529
Access number (International):	1-412-317-0088
Conference ID#:	385107

ThermoGenesis Corp.
Condensed Consolidated Balance Sheets (Unaudited)
	September 30,	June 30,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$6,358,000	$4,384,000
Short term investments	15,961,000	20,903,000
Accounts receivable, net	4,176,000	5,976,000
Inventory	5,987,000	5,131,000
Other current assets	366,000	367,000

Total current assets	32,848,000	36,761,000
Equipment, net	1,435,000	1,450,000
Other assets	65,000	71,000

	$34,348,000	$38,282,000

Current liabilities:
Accounts payable	$2,631,000	$4,186,000
Other current liabilities	2,936,000	2,589,000

Total current liabilities	5,567,000	6,775,000
Long-term liabilities	812,000	982,000
Stockholders’ equity	27,969,000	30,525,000

	$34,348,000	$38,282,000

ThermoGenesis Corp.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	September 30,
	2008	2007
Product and other revenues	$4,502,000	$3,632,000
Cost of product and other revenues	3,222,000	2,423,000

Gross profit	1,280,000	1,209,000

Expenses:
Selling, general and administrative	2,447,000	2,420,000
Research and development	1,600,000	1,496,000

Total operating expenses	4,047,000	3,916,000
Interest and other income, net	88,000	407,000

Net loss	($2,679,000)	($2,300,000)

Per share data:
Basic and diluted net loss per common share	($0.05)	($0.04)

Shares used in computing per share data	56,027,960	55,659,508

ThermoGenesis Corp.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended,
	September 30,
	2008	2007
Cash flows from operating activities:
Net loss	($2,679,000)	($2,300,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	120,000	136,000
Stock based compensation expense	123,000	628,000
Accretion of discount on short-term investments	(76,000)	(295,000)
Net change in operating assets and liabilities:
Accounts receivable, net	1,800,000	259,000
Inventories	(856,000)	(716,000)
Other current assets	1,000	34,000
Other assets	6,000	13,000
Accounts payable	(1,555,000)	(74,000)
Accrued payroll and related expenses	(149,000)	(162,000)
Deferred revenue	(240,000)	(162,000)
Other current liabilities	569,000	227,000

Net cash used in operating activities	(2,936,000)	(2,412,000)

Cash flows from investing activities:
Capital expenditures	(105,000)	(173,000)
Purchase of investments	(3,982,000)	(9,766,000)
Maturities of investments	9,000,000	13,000,000

Net cash provided by investing activities	4,913,000	3,061,000

Cash flows from financing activities:
Payments on capital lease obligations	(3,000)	(5,000)
Exercise of stock options and warrants	—	266,000

Net cash (used in) provided by financing activities	(3,000)	261,000

Net increase in cash and cash equivalents	1,974,000	910,000
Cash and cash equivalents at beginning of period	4,384,000	5,730,000

Cash and cash equivalents at end of period	$6,358,000	$6,640,000

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	AXP™ AutoXpress Platform (AXP™) is a proprietary family of automated devices that includes the AXP and the MarrowXpress™ and companion sterile blood processing disposable for harvesting stem cells in a closed system. The AXP device is used for the processing of cord blood. GE Healthcare is the exclusive global distribution partner for the AXP cord blood product except for Central and South America, China and Russia/CIS, where ThermoGenesis markets through independent distributors. The MarrowXpress is used for isolating stem cells from bone marrow.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community. Asahi Medical is the exclusive distributor for the CryoSeal System in Japan and the Company markets through independent distributors in Europe and South America.

•	The Thrombin Processing DeviceTM (TPD™) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of plasma in less than 30 minutes. The CE-Marked TPD is currently being marketed in Europe by Biomet, Inc., subsidiary Biomet Biologics, Medtronic, Inc. and independent distributors.

This press release contains forward-looking statements, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2009, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2009. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk Factors” in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com

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